Exhibit 3.1

Document must be filed electronically Paper documents will not be accepted. Fees & forms are subject to change. For more information or to print copies of filed documents visit www.sos.state.co.us.	E-Filed	Colorado Secretary of State Date and Time: 12/12/2012 10:11 AM ID Number: 20001144259 Document number: 20121684341 Amount Paid: $1.00

ABOVE SPACE FOR OFFICE USE ONLY
Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	20001144259

1. Enity name:	AspenBio Pharma, Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:	Venaxis, Inc.
(if aplicable)

3. Use of Restricted Words (if any of these
terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ "bank" or "trust" or any derivative thereof ☐ "credit union" ☐ "savings and loan" ☐ "insurance", casualty", "mutual", or "surety"

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the corporation's period of duration as amended is perpetual, mark this box:  ☑

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:
Landes Dwight R.
(Last) (First) (Middle) (Suffix)
c/o Ballard Spahr LLP
(Street name and number or Post Office information)
1225 17th Street, #2300
Denver CO 80202
(City) (State) (Postal/Zip Code)
United States
(Province - if applicable) (Country - if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and addressof any additional individuals causing the document to be delivered for filing, mark this box[ ]  and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

Attachment to
Articles of Amendment
 to the
Articles of Incorporation of
AspenBio Pharma, Inc.

    Pursuant to the provisions of the Colorado Business Corporation Act, Section 7-110-106 of the Colorado Revised Statutes, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.	The name of the corporation is AspenBio Pharma, Inc. (the “Company”).

2.	The Board of Directors and the shareholders of the Company have approved andduly adopted the following amendment to the Articles of Incorporation.

3.	Article FIRST is amended in its entirety to read as follows:

“1. The name of the corporation is: Venaxis, Inc. (the “Company”).”

4.
The preceding amendment to the Articles of Incorporation was duly adopted bythe Board of Directors on September 19, 2012 and by the shareholders of the Company on December 11, 2012. The number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by the voting group.

5.	The name and address of the individual who causes this document to be deliveredfor filing, and to whom the Secretary of State may deliver notice if this document is refused, is:

Dwight R. Landes Ballard Spahr LLP 1225 17th Street, Suite 2300 Denver, CO 80202 (303) 292-2400

    Dated the 12th day of December, 2012.

AspenBio Pharma, Inc.

By:	/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal, CFO